Exhibit 4.1

NOTE PURCHASE AGREEMENT

among

YOUNGEVITY INTERNATIONAL, INC.

and

THE PURCHASERS LISTED ON EXHIBIT A

Dated as of January [ ], 2015

Table of Contents

ARTICLE 1	PURCHASE AND SALE OF THE UNITS
Section 1.1	Purchase and Sale of Units
Section 1.2	Common Share Adjustments
Section 1.3	Intentionally Left Blank
Section 1.4	Purchase Price and Closin
ARTICLE 2	REPRESENTATIONS AND WARRANTIE
Section 2.1	Representations and Warranties of the Company and Subsidiary
Section 2.2	Representations and Warranties of the Purchasers
ARTICLE 3	COVENANTS
Section 3.1	Use of Proceeds
Section 3.2	Securities Compliance
Section 3.3	Liquidation
Section 3.4	Keeping of Records and Books of Account
Section 3.5	Amendments
Section 3.6	Other Agreements
Section 3.7	Rank
Section 3.8	Reservation of Shares
Section 3.9	Disposition of Assets
Section 3.8	Reporting Status
Section 3.9	Disclosure of Transaction
Section 3.10	Sarbanes-Oxley Act
Section 3.11	Intentionally Left Blank
Section 3.12	No Integrated Offerings
Section 3.13	Subsequent Financing
Section 3.14	Intentionally Left Blank
Section 3.15	Registration Rights
Section 3.16	No Manipulation of Price
Section 3.17	Independent Nature of Purchasers' Obligations and Rights
Section 3.18	Additional Collateral; Further Assurances
Section 3.19	Best Efforts

ARTICLE 4	CONDITIONS
Section 4.1	Conditions Precedent to the Obligation of the Company to Sell the UNITS
Section 4.2	Conditions Precedent to the Obligation of the Purchasers to Purchase the UNITS
ARTICLE 5	STOCK CERTIFICATE LEGEND
Section 5.1	Legend
ARTICLE 6	INDEMNIFICATION
Section 6.1	General Indemnity
Section 6.2	Indemnification Procedure
ARTICLE 7	MISCELLANEOUS
Section 7.1	Fees and Expenses
Section 7.2	Specific Enforcement, Consent to Jurisdiction
Section 7.3	Entire Agreement; Amendment
Section 7.4	Notices
Section 7.5	Waivers
Section 7.6	Headings
Section 7.7	Successors and Assigns
Section 7.8	Rescission and Withdrawal Right
Section 7.9	Replacement of Securities
Section 7.10	Limitation of Liability
Section 7.11	No Third Party Beneficiaries
Section 7.12	Governing Law
Section 7.13	Survival
Section 7.14	Counterparts
Section 7.15	Severability
Section 7.16	Further Assurances
Section 7.17	Currency
Section 7.18	Termination

EXHIBIT LIST

Exhibit A	List of Purchasers

Exhibit B	Definition of Accredited Investor

Exhibit B-1	Accredited Investor Representations and Acknowledgements

Exhibit B-2	Subscription Agreement

Exhibit C	Form of Note

Exhibit D	Form of Escrow Deposit Agreement

Exhibit E	Form of Security Agreement

Exhibit F	Form of Guaranty Agreement

Exhibit G	Form of Irrevocable Stock Power

 SECURED NOTE

PURCHASE AGREEMENT

This SECURED NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of January [ ], 2015 by and among Youngevity International, Inc., a Delaware corporation (the “Company”), and each of the Purchasers whose names are set forth on Exhibit A hereto (individually, a “Purchaser” and collectively, the “Purchasers”).

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506(b) promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement; and

WHEREAS, the Company is offering UNITS (the “UNITS”), each consisting of (i) a one (1) year secured note (the "Note") and (ii) 30,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (the shares of Common Stock underlying the Units are hereinafter referred to as the "Common Shares"), for a minimum of $4,000,000 (the "Minimum Offering Amount") and a maximum of  $6,000,000 (the “Maximum Offering Amount,” the final offering amount being hereinafter referred to as the “Financing Transaction”).

WHEREAS, the Company and the Company’s Chief Executive Officer are agreeing to provide collateral to the Purchasers to secure the repayment of the Notes, subject to the terms and conditions of (i) a Security Agreement, among the Company and the Purchasers, the form of which is attached as Exhibit E hereto (as the same may be amended, supplemented or restated from time to time, the “Security Agreement”) and (ii) a Guaranty Agreement, to be executed by Stephan Wallach (the "Guarantor"), the form of which is attached as Exhibit F hereto (as the same may be amended, supplemented or restated from time to time, the “Guaranty Agreement”).

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE UNITS

Section 1.1                      Purchase and Sale of UNITS.  Upon the following terms and conditions, the Company is offering to each Purchaser the number of UNITS set forth opposite such Purchaser’s name as Exhibit A hereto consisting of (i) up to $6,000,000 secured Notes, in substantially the form attached hereto as Exhibit C, and (ii) up to 1,800,000 shares of  Common Stock, subject to adjustment.  The terms and provisions of the Notes are set forth therein.   The Notes and the Common Shares are sometimes collectively referred to as the "Securities."

Section 1.2                      Intentionally Left Blank.

Section 1.3                      Intentionally Left Blank.

Section 1.4                      Purchase Price and Closing.  Subject to the terms and conditions hereof, the Company agrees to issue and sell to the Purchasers and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers, severally but not jointly, agree to purchase the UNITS for $100,000.00 per Unit (the “Unit Price”) for an aggregate purchase price up to $6,000,000 (the amount paid by each Purchaser is referred herein as the “Purchase Price”). Subject to all conditions to closing being satisfied or waived, the closing of the purchase and sale of the UNITS shall take place at the offices of Hunter Taubman Weiss LLP (the “Closing”) by the earlier to occur of (a) completion of the $4,000,000 ( the “Minimum Offering Amount”) and receipt by the Escrow Agent (as defined in the Escrow Deposit Agreement) of the Minimum Offering Amount, or (b) by 5:00 pm (EDT) on or before December 26, 2014 ( the “Initial Closing Date”); or by the earlier of (a) completion of the sale of all UNITS included in the Maximum Offering (subject to increase to cover over-allotments, if any), or (b) by 5:00 pm (EDT) on December 31, 2014 ( the “Final Closing Date”) which can be further extended up to 30 days by the mutual agreement of the Company and the Placement Agent if the sale of all UNITS in the Maximum Offering has not been completed by December 31, 2014 (the “Final Closing Date”, collectively with the Initial Closing Date are sometimes referred herein as the “Closing Date”). Subject to the terms and conditions of this Agreement, at the Closing the Company shall deliver or cause to be delivered to each Purchaser (x) Notes in the amount set forth opposite the name of such Purchaser on Exhibit A hereto, (y) that number of Common Shares as is set forth opposite the name of such Purchaser on Exhibit A attached hereto, and (z) any other documents required to be delivered pursuant to Article 4 hereof.  At the time of the Closing, each Purchaser shall have delivered its Purchase Price by wire transfer to the escrow account pursuant to the Subscription Agreement and Escrow Deposit Agreement (as such terms are hereafter defined).  Subject to Section 7.16(b), the Company may also, in its sole discretion, terminate the offering and the Company and TriPoint Global Equities, LLC (the “Placement Agent”) would then notify the Escrow Agent to return the funds deposited in escrow, in accordance with the Escrow Deposit Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Section 2.1                      Representations and Warranties of the Company and Subsidiary.  The Company hereby represents and warrants to the Purchasers on behalf of itself, its Subsidiaries, as set forth on Schedule 2.1(e), as of the date hereof (except as set forth on the Schedule of Exceptions attached hereto with each numbered Schedule corresponding to the section number herein), as follows:

(a)           Organization, Good Standing and Power. Each of the Company, its Subsidiaries is a corporation or other entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable) and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.  Except as set forth on Schedule 2.1(a), each of the Company, its Subsidiary is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect (as defined in Section 2.1(g) hereof) on the Company’s consolidated financial condition.

(b)           Corporate Power; Authority and Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Escrow Deposit Agreement by and among the Company, the Placement Agent and the escrow agent named therein, substantially in the form of Exhibit D attached hereto (the “Escrow Deposit Agreement”), the Security Agreement, substantially in the form of Exhibit E attached hereto (the “Security Agreement”), and the Notes (collectively, the “Transaction Documents”), and to issue and sell the Units in accordance with the terms hereof. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required.  Each of the Transaction Documents constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)           Capitalization. The authorized capital stock of the Company and the shares thereof currently issued and outstanding as of the date hereof is set forth on Schedule 2.1(c) hereto.  All of the issued and outstanding shares of the Common Stock have been duly and validly authorized. Except as contemplated by the Transaction Documents, the Guaranty Agreement, the securities issued pursuant to those certain Securities Purchase Agreements dated as of July 31, 2014, August 14, 2014 and September 10, 2014 by and among the Company and the purchasers listed on Exhibit A attached thereto, respectively (the securities issued pursuant thereto are collectively referred to as the "Summer 2014 Securities") or as set forth on Schedule 2.1(c) hereto:

(i)           no shares of Common Stock are entitled to preemptive, conversion or other rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company;

(ii)           there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of  capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company;

(iii)           the Company is not a party to any agreement granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities; and

(iv)           the Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company.

The offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable Federal and state securities laws.  The Company has furnished or made available to the Purchasers true and correct copies of the Company’s Articles of Incorporation, as amended and in effect on the date hereof (the “Articles”), and the Company’s Bylaws, as amended and in effect on the date hereof (the “Bylaws”).  Except as restricted under applicable federal, state, local or foreign laws and regulations, the Articles, or the Transaction Documents, or as set forth on Schedule 2.1 (c), no written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement of the Company shall limit the payment of dividends on the Company’s Common Stock.

(d)           Issuance of Shares.  The Units, the Notes, and the Common Shares to be issued at the Closing have been duly authorized by all necessary corporate action and immediately after the Closing, the Purchasers will be the record and beneficial owners of all of such securities and have good and valid title to all of such securities, free and clear of all encumbrances. When the Common Shares are issued in accordance with the terms of the Units, such Shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, and the holders will be entitled to all rights accorded to a holder of Common Stock and will be the record and beneficial owners of all of such securities and have good and valid title to all of such securities, free and clear of all encumbrances.

(e)           Subsidiaries. Schedule 2.1(e) hereto sets forth each Subsidiary of the Company, showing the jurisdiction of its incorporation or organization and showing the percentage of ownership of each Subsidiary. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Subsidiary for the purchase or acquisition of any shares of capital stock of any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock. Neither the Company, nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence. Except as filed as exhibits to the Commission Documents (as defined below), neither the Company nor any Subsidiary is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any Subsidiary. All of the outstanding shares of capital stock of each Subsidiary has been duly authorized and validly issued, and are fully paid and nonassessable.  For the purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any Subsidiary.

(f)           Shell Company Status.  The Company has never been an issuer subject to Rule 144(i) under the Securities Act.

(g)           Commission Documents, Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "Commission") pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”).  The Company has not provided to the Purchasers any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by the Company but which has not been so disclosed, other than (i) with respect to the transactions contemplated by this Agreement, or (ii) pursuant to a non-disclosure or confidentiality agreement signed by the Purchasers.  At the time of the respective filings, the Form 10-K and the Form 10-Q complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents.  As of their respective filing dates, none of the Form 10-K or Form 10-Q contained any untrue statement of a material fact; and none omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents (the “Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in the Financial Statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(h)           No Material Adverse Effect. Since September 30, 2014, neither the Company,  nor any Subsidiary has experienced or suffered any Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” means any of  (i) a material and adverse effect on the legality, validity or enforceability of this Agreement or the other Transaction Documents, (ii) a material adverse effect on the business, operations, properties, or financial condition of the Company, its Subsidiaries, individually, or in the aggregate and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under this Agreement or the other Transaction Documents in any material respect or (iii) an adverse impairment to the Company’s ability to perform on a timely basis its obligations under this Agreement or the other Transaction Document.

(i)           No Undisclosed Liabilities.  Other than as disclosed on Schedule 2.1(i) or set forth in the Commission Documents, to the knowledge of the Company, neither the Company, nor any Subsidiary has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Company’s and any Subsidiary’s respective businesses since September 30, 2014 and those which, individually or in the aggregate, do not have a Material Adverse Effect on the Company and any Subsidiary.

(j)           No Undisclosed Events or Circumstances. To the Company’s knowledge, no event or circumstance has occurred or exists with respect to the Company or any Subsidiary or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(k)           Indebtedness. Other than as set forth on Schedule 2.1(k), the Financial Statements set forth all outstanding secured and unsecured Indebtedness of the Company, or for which the Company, or any Subsidiary have commitments as of the date of the Financial Statements or any subsequent period that would require disclosure. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same should be reflected in the Company’s consolidated balance sheet (or the Units thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments due under leases required to be capitalized in accordance with GAAP.  Neither the Company, nor any Subsidiary is in default with respect to any Indebtedness which, individually or in the aggregate, would have a Material Adverse Effect.

(l)           Title to Assets. Except as set forth on Schedule 2.1(l),the Company has good and marketable title in fee simple to all real property owned by it and good and marketable title in all personal property owned by it that is material to the business of the Company, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefore in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties (liens referenced in subsection (i) and (ii) above are collectively referred to as "Permitted Liens").  Any real property and facilities held under lease by the Company are held by it under valid, subsisting and enforceable leases with which the Company is in compliance.

(m)           Actions Pending. Except as disclosed in the Commission Documents or on Schedule 2.1(m), there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or any other proceeding pending or, to the knowledge of the Company, threatened against or involving the Company, any Subsidiary (i) which questions the validity of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto or (ii) involving any of their respective properties or assets.  To the knowledge of the Company, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any Subsidiary or any of their respective executive officers or directors in their capacities as such.

(n)           Compliance with Law.  The Company and its Subsidiaries have all material franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of their respective business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(o)           Compliance.  Except as set forth in the in Schedule 2.1(o), the Company: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(p)           No Violation.  The business of the Company and any Subsidiary is not being conducted in violation of any federal, state, local or foreign governmental laws, or rules, regulations and ordinances of any governmental entity, except for possible violations which singularly or in the aggregate could not reasonably be expected to have a Material Adverse Effect. The Company is not required under federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents, or issue and sell the Units, the Notes, the Common Shares or the Notes Shares in accordance with the terms hereof or thereof (other than (x) any consent, authorization or order that has been obtained as of the date hereof, (y) any filing or registration that has been made as of the date hereof or (z) any filings which may be required to be made by the Company with the Commission or state securities administrators subsequent to the Closing).

(q)           No Conflicts. The execution, delivery and performance of this Agreement and the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated herein and therein do not and will not (i) violate any provision of the Articles or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any Subsidiary is a party or by which it or its properties or assets are bound, (iii) create or impose a lien, mortgage, security interest, pledge, charge or encumbrance (collectively, “Lien”) of any nature on any property of the Company or any Subsidiary under any agreement or any commitment to which the Company or any Subsidiary is a party or by which the Company, or any Subsidiary is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any Subsidiary or by which any property or asset of the Company, or any Subsidiary are bound or affected, provided, however, that, excluded from the foregoing in all cases are such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

(r)           Taxes. Other than as set forth on Schedule 2.1(r), each of the Company and any Subsidiary, to the extent its applicable, has accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due other than payment being contested and all additional assessments, and adequate provisions have been and are reflected in the consolidated financial statements of the Company for all current taxes and other charges to which the Company, or any Subsidiary, if any, is subject and which are not currently due and payable. None of the federal income tax returns of the Company have been audited by the Internal Revenue Service. The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal, state or foreign) of any nature whatsoever, whether pending or threatened against the Company or any Subsidiary for any period, nor of any basis for any such assessment, adjustment or contingency.

(s)           Certain Fees. The Company has agreed to pay Tripoint Global Equities, LLC (“Tripoint”), a placement agent fee equal to three percent (3%) of the amount of the gross cash proceeds received by the Company in connection with the Financing Transaction and a four (4%) percent stock fee based on the gross cash proceeds received by the Company.  The stock fee will be payable in common shares valued at $0.24 per share.   For example only, if the Maximum Offering is sold, Tripoint would be entitled to receive (i) $180,000 and (ii) 1,000,000 shares of common stock.  Except as set forth herein, no brokers fees, finders fees or financial advisory fees or commissions will be payable by the Company with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

(t)           Intellectual Property. Each of the Company and any Subsidiary, owns or has the lawful right to use all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations, if any, and all rights with respect to the foregoing, if any, which are necessary for the conduct of their respective business as now conducted without any conflict with the rights of others, except where the failure to so own or possess would not have a Material Adverse Effect.

(u)           Books and Records Internal Accounting Controls. Except as may have otherwise been disclosed in the Commission Documents, the books and records of the Company, and any Subsidiary accurately reflect in all material respects the information relating to the business of the Company and any Subsidiary, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company, or any Subsidiary.  Except as disclosed on Schedule 2.1(u), the Company and any Subsidiary maintain a system of internal accounting controls sufficient, in the judgment of the Company, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(v)           Material Agreements. Any and all written or oral contracts, instruments, agreements, commitments, obligations, plans or arrangements, the Company and any Subsidiary is a party to, that a copy of which would be required to be filed with the Commission as an exhibit to a registration statement (collectively, the “Material Agreements”) if the Company or any Subsidiary were registering securities under the Securities Act has previously been publicly filed with the Commission in the Commission Documents.  Each of the Company and any Subsidiary has in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and are not in default under any Material Agreement now in effect the result of which would cause a Material Adverse Effect.

(w)           Transactions with Affiliates. Except as set forth in the Financial Statements or in the Commission Documents or on Schedule 2.1(w), there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company, or any Subsidiary on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company or any Subsidiary, or any person owning more than 10% capital stock of the Company, or any Subsidiary, or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder.

(x)           Private Placement and Solicitation.  Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 2.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby.  Based in part on the accuracy of the representations of the Purchasers in Section 2.2, and subject to timely applicable Form D filings pursuant to Regulation D of the Securities Act with the Commission and pursuant to applicable state securities laws, the offer, sale and issuance of the Securities to be issued pursuant to and in conformity with the terms of this Agreement, will be issued in compliance with all applicable federal and state securities laws.  Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Units, Notes or Common Shares.

(y)           Governmental Approvals. Except for the filing of any notice prior or subsequent to the Closing Date that may be required under applicable state and/or federal securities laws (which if required, shall be filed on a timely basis), including the filing of a Form D, no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution or delivery of the Units, the Notes and the Common Shares, or for the performance by the Company of its obligations under this Agreement and the Transaction Documents.

(z)           Employees. Except as disclosed on Schedule 2.1(z), neither the Company nor any Subsidiary has any collective bargaining arrangements covering any of its employees.  Schedule 2.1(z) sets forth a list of the employment contracts, agreements regarding proprietary information, non-competition agreements, non-solicitation agreements, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company. Since September 30, 2014, no officer, consultant or key employee of the Company or any Subsidiary whose termination, either individually or in the aggregate, would have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any Subsidiary.

(aa)           Absence of Certain Developments. Except as disclosed on Schedule 2.1(aa), since September 30, 2014, other than in the ordinary course of business, neither the Company, nor any Subsidiary have:

(i)           issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto;

(ii)           borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the business of the Company and any Subsidiary;

(iii)           discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

(iv)           declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

(v)           sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business;

(vi)           sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business or to the Purchasers or their representatives;

(vii)           suffered any material losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

(viii)           made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

(ix)           made capital expenditures or commitments therefor that aggregate in excess of $50,000;

(x)           entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business;

(xi)           made charitable contributions or pledges in excess of $10,000;

(xii)           suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

(xiii)           experienced any material problems with labor or management in connection with the terms and conditions of their employment;

(xiv)           effected any two or more events of the foregoing kind which in the aggregate would be material to the Company or any Subsidiary; or

(bb)           entered into an agreement, written or otherwise, to take any of the foregoing actions.

(cc)           Public Utility Holding Company Act; Investment Company Act and U.S. Real Property Holding Corporation Status. The Company is not a “holding company” or a “public utility company” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of and immediately upon the Closing will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.  The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.

(dd)           ERISA. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan (as defined below) by the Company or any of its subsidiaries which is or would be materially adverse to the Company and its subsidiaries. The execution and delivery of this Agreement and the other Transaction Documents and the issuance and sale of the Units, the Notes and the Common Shares will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended, provided, that, if any of the Purchasers, or any person or entity that owns a beneficial interest in any of the Purchasers, is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) with respect to which the Company is a “party in interest” (within the meaning of Section 3(14) of ERISA), the requirements of Sections 407(d)(5) and 408(e) of ERISA, if applicable, are met. As used in this Section 2.1(aa), the term “Plan” shall mean an “employee pension benefit plan” (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any Subsidiary by any trade or business, whether or not incorporated, which, together with the Company and any Subsidiary is under common control, as described in Section 414(b) or (c) of the Code.

(ee)           Disclosure. All disclosure provided to the Purchasers regarding the Company and any Subsidiary or their respective businesses and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement and the disclosure set forth in any diligence report or business plan provided by the Company or any person acting on the Company’s behalf) are true and correct in all material aspects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(ff)           No Additional Agreements.  Neither the Company nor any Affiliate has any agreement or understanding with any Purchaser with respect to the transactions contemplated by this Agreement and the Transaction Documents other than as specified in this Agreement and the Transaction Documents.

(gg)           Foreign Corrupt Practices Act.  Neither the Company or any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has, directly or indirectly, (i) used any funds, or will use any proceeds from the sale of the Units, for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any Person acting on their behalf of which the Company or any Subsidiary is aware) or any members of their respective management which is in violation of any applicable law, or (iv) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder which was or is applicable to the Company, any Subsidiary.

(hh)           PFIC.  None of the Company or any Subsidiary is or intends to become a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended.

(ii)           OFAC. None of the Company or any Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of any of the Company or any of its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Units, or lend, contribute or otherwise make available such proceeds to any of its  Subsidiaries, joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(jj)           Money Laundering Laws. The operations of each of the Company and any Subsidiary have been conducted at all times in compliance with the money laundering requirements of all applicable governmental authorities and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental authority or any arbitrator involving any of the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(kk)           Regulatory Permits.  The Company possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and the Company has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

(ll)           Registration Rights.  Except as otherwise contemplated herein and except as set forth on Schedule 2.1(ll), no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company or any Subsidiaries.

(mm)           Acknowledgment Regarding Purchasers’ Purchase of Securities.  The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby.  The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities.  The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(nn)           Subsequent Closings/No Integration. The Company has not made any prior offering nor sold any securities in any prior offering that would be integrated pursuant to Rule 502(a) with the sale of the Securities and the transactions contemplated by this Agreement in which the Company has not taken reasonable steps to verify that the purchasers of such securities were accredited investors. Further, the Company covenants and agrees it shall take reasonable steps to verify that all investors are accredited investors in connection with (i) the offer, sale and issuance of the Securities pursuant to this Agreement in all Closings and (ii) pursuant to any other future securities offering that would be integrated with the transactions contemplated by this Agreement.

(oo)           Sarbanes-Oxley Act. Except as specified in the Commission Documents, the Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder, that are effective and for which compliance by the Company is required as of the date hereof.

(pp)           Solvency. Based on the financial condition of the Company as of the Closing Date (and assuming that the Closing shall have occurred), (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amount are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(qq)           Listing and Maintenance Requirements. Except as specified in the Commission Documents, the Company has not, in the two years preceding the date hereof, received notice from any Trading Market to the effect that the Company is not in compliance with the listing maintenance requirement thereof. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Common Stock on the Trading Market on which the Common Stock is currently listed or quoted. The issuance and sale of the Notes under this Agreement and the Transaction Documents do not contravene the rules and regulations of the Trading Market which the Common Stock is currently listed or quoted, and, except as otherwise set forth in the Transaction Documents, no approval of the stockholders of the Company thereunder is required for the Company to issue and deliver to the Purchasers the Notes contemplated by this Agreement and the Transaction Documents. “Trading Market” means whichever of the New York Stock Exchange, NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, OTC Markets or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

(rr)           Guarantors.  Schedule 2.1(rr) sets forth the Guarantor's percentage ownership interest of the Company (and, if applicable, any other entity) therein.  The shares of capital stock or other ownership interests so indicated on Schedule 2.1(rr) are fully paid and non-assessable and are owned by the Guarantor, directly or indirectly, free and clear of all Liens (other than Liens created or expressly permitted hereby).

Section 2.2                      Representations and Warranties of the Purchasers.  Each Purchaser hereby makes the following representations and warranties to the Company as of the date hereof, with respect solely to itself and not with respect to any other Purchaser:

(a)           Organization and Good Standing of the Purchasers. If the Purchaser is an entity, such Purchaser is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)           Authorization and Power. Each Purchaser has the requisite power and authority to enter into and perform this Agreement and each of the other Transaction Documents to which such Purchaser is a party and to purchase the Units, consisting of the Notes and Common Shares, being sold to it hereunder. The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which such Purchaser is a party by such Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, partnership or limited liability company action, and no further consent or authorization of such Purchaser or its Board of Directors, stockholders, partners, members, or managers, as the case may be, is required. This Agreement and each of the other Transaction Documents to which such Purchaser is a party has been duly authorized, executed and delivered by such Purchaser and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with the terms hereof.

(c)           No Conflicts. The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which such Purchaser is a party and the consummation by such Purchaser of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of such Purchaser’s charter documents, bylaws, operating agreement, partnership agreement or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which such Purchaser is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on such Purchaser). Such Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or any other Transaction Document to which such Purchaser is a party or to purchase the Units in accordance with the terms hereof, provided, that for purposes of the representation made in this sentence, such Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

(d)           Status of Purchasers. Each Purchaser is an “accredited investor” (“Accredited Investor”) as defined in Regulation D. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Purchaser is not a broker-dealer, nor an affiliate of a broker-dealer.

(e)           Acquisition for Investment. Each Purchaser is acquiring the Units, and the underlying Notes and Common Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with a distribution. The Purchaser does not have a present intention to sell the Units, the Notes or the Common Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Units, the Notes or the Common Shares to or through any person or entity; provided, however, that by making the representations herein and subject to Section 2.2(h) below, such Purchaser does not agree to hold the Units, the Notes or the Common Shares for any minimum or other specific term and reserves the right to dispose of the Units, the Notes or the Common Shares at any time in accordance with federal and state securities laws applicable to such disposition.

(f)           Knowledge.  Each Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Units, the Notes and the Common Shares and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company. Each Purchaser further acknowledges that the purchase of the Units, Notes and Common Shares involves substantial risks.

(g)           Review of Commission Documents.  Each Purchaser represents that such Purchaser has reviewed the Commission Documents and has been given full and complete access to the Company for the purpose of obtaining such information as such Purchaser or its qualified representative has reasonably requested in connection with the decision to purchase the Securities.  Each Purchaser represents that such Purchaser has been afforded the opportunity to ask questions of the officers of the Company regarding its business prospects and the Securities as Purchaser or Purchaser’s qualified representative have found necessary to make an informed investment decision to purchase the Securities hereunder.  Each Purchaser acknowledges that it has access to the Company’s publicly available reports and registration statements filed with the Commission prior to the Closing via the internet at www.sec.gov.  The Purchaser is satisfied that it has received adequate information with respect to all matters which it or its Advisors, if any, consider material to its decision to make this investment.

(h)           Additional Representations and Warranties of Accredited Investors.  Each Purchaser indicating that such Purchaser is an Accredited Investor, severally and not jointly, further makes the representations and warranties to the Company set forth on Exhibit B-1.

(i)           Opportunities for Additional Information. Each Purchaser acknowledges that such Purchaser has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company.

(j)           No General Solicitation. Each Purchaser acknowledges that the Units were not offered to such Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.

(k)           Rule 144. Such Purchaser understands that the Units must be held indefinitely unless such Shares are registered under the Securities Act or an exemption from registration is available. Such Purchaser acknowledges that such Purchaser is familiar with Rule 144, of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that such person has been advised that Rule 144 permits resales only under certain circumstances. Such Purchaser understands that to the extent that Rule 144 is not available, such Purchaser will be unable to sell any Units without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(l)           General. Such Purchaser understands that the Units are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Units.

(m)           Independent Investment. Except as may be disclosed in any filings with the Commission by the Purchasers under Section 13 and/or Section 16 of the Exchange Act, no Purchaser has agreed to act with any other Purchaser for the purpose of acquiring, holding, voting or disposing of the Units purchased hereunder for purposes of Section 13(d) under the Exchange Act, and each Purchaser is acting independently with respect to its investment in the Units.

(n)           Brokers. Other than the Placement Agent and selected dealers of the Placement Agent, no Purchaser has any knowledge of any brokerage or finder’s fees or commissions that are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person or entity with respect to the transactions contemplated by this Agreement and the Transaction Documents.

(o)           Confidential Information.  Each Purchaser agrees that such Purchaser and its employees, agents and representatives will keep confidential and will not disclose, divulge or use (other than for purposes of monitoring its investment in the Company) any confidential information which such Purchaser may obtain from the Company pursuant to financial statements, reports and other materials submitted by the Company to such Purchaser pursuant to this Agreement, unless such information is (i) known to the public through no fault of such Purchaser or his or its employees or representatives; (ii) becomes part of the public domain other than by a breach of this Agreement; (iii) becomes known by the action of a third party not in breach of a duty of confidence; or (iv) is required to be disclosed to a third party pursuant to any applicable law, government resolution, or decision of any court or tribunal of competent jurisdiction; provided, however, that a Purchaser may disclose such information (i) to its attorneys, accountants and other professionals in connection with their representation of such Purchaser in connection with such Purchaser’s investment in the Company, (ii) to any prospective permitted transferee of the Units, or (iii) to any general partner or affiliate of such Purchaser, so long as the prospective transferee agrees to be bound by the provisions of this Section 2.2(n).

ARTICLE 3

COVENANTS

The Company covenants with each of the Purchasers as follows, which covenants are for the benefit of the Purchasers and their permitted assignees (as defined herein).

Section 3.1                      Use of Proceeds.  The Company shall use the proceeds from this Financing Transaction solely to purchase Nicaragua Green Coffee (the "2014 Green Coffee") to be sold to Rothfos Corporation under the terms and conditions of that certain Letter of Intent for Sourcing and Supply Agreement dated as of November 26, 2014 and not for the satisfaction of any portion of the Company’s Indebtedness (other than payment of trade payables in the ordinary course of the Company’s business and prior practices, including attorney’s and professional fees), to redeem any Common Stock or to settle any outstanding litigation.

Section 3.2                      Securities Compliance. The Company shall notify the Commission in accordance with its rules and regulations, of the transactions contemplated by this Agreement and the Transaction Documents, including filing a Form D with respect to the Units, as required under Regulation D and applicable “blue sky” laws if such Units are offered pursuant to Rule 506 of Regulation D (“Regulation D”)  and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Units to the Purchasers or subsequent holders.

Section 3.3                      Liquidation.  Subject to the terms of the Transaction Documents, the Company covenants that it will take such further action as the Purchasers may reasonably request, all to the extent required from time to time to enable the Purchasers to sell the Units without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, as amended.

Section 3.4                      Keeping of Records and Books of Account.  The Company shall keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its Subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

Section 3.5                      Amendments.  The Company will not and will not permit any Subsidiary to amend, modify or waive any term or provision of its certificate of formation, limited liability company agreement, certificate of incorporation, by-laws, partnership agreement or other applicable documents relating to its formation or governance, or any shareholders agreement, other than amendments, modifications and waivers that are not materially adverse in any respect to the Purchasers and of which the Purchasers have received at least five (5) Business Days’ prior written notice.

Section 3.6                      Other Agreements.  The Company shall not and shall cause its Subsidiaries, enter into any agreement the terms of which would restrict or impair the ability of the Company to perform its obligations under this Agreement and the Transaction Document.

Section 3.7                      Intentionally Left Blank.

Section 3.8                      Intentionally Left Blank.

Section 3.9                      Disposition of Assets.  So long as any Note remains outstanding, neither the Company, nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any of its material properties, assets and rights including, without limitation, its software and intellectual property, to any person except for (i) sales to customers in the ordinary course of business (ii) sales or transfers between the Company, the Subsidiaries (iii) disposition of obsolete or worn out equipment  or (iiv) otherwise with the prior written consent of the holders of a majority of the Notes then outstanding.

Section 3.10                      Reporting Status.  So long as a Purchaser beneficially owns any of the Securities, the Company shall timely file all reports required to be filed with the Commission pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

Section 3.11                      Disclosure of Transaction.  The Company shall file with the Commission, a Current Report on Form 8-K describing the material terms of the transactions contemplated hereby and all material non-public information disclosed to the Purchasers prior to the filing as soon as practicable after the Closing but in no event later than 5:30 P.M. (EDT) on the fourth Business Day following the Closing.  In the event that the Company is unable to disclose specific non-public information in the Form 8-K, the Company shall include such information in its Form 10-Q for the interim period during which the Closing contemplated hereby occurs. “Business Day” means any day during which the NASDAQ (or other principal exchange) shall be open for trading.

Section 3.12                      Sarbanes-Oxley Act.  The Company shall be in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder, as required under such Act.

Section 3.13                      Intentionally Left Blank.

Section 3.14                      No Integrated Offerings.  The Company shall not make any offers or sales of any security (other than the securities being offered or sold hereunder) under circumstances that would require registration of the securities being offered or sold hereunder under the Securities Act.

Section 3.15                      Subsequent Financings.

(a)           Subject to compliance with Section 3.15(b) below, for twelve (12) months following the Closing, the Company covenants and agrees to promptly notify in writing (a “Rights Notice”) the Purchasers of the terms and conditions of any proposed offer or sale to, or exchange with (or other type of distribution to) any third party (a “Subsequent Financing”), of Common Stock or any equity securities convertible, exercisable or exchangeable into Common Stock.

(b)           Prior to delivering to each Purchaser a Rights Notice, the Company shall first deliver to each Eligible Purchaser a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”) within three (3) Business Days of receiving an applicable offer, which Pre-Notice shall ask such Eligible Purchaser if it wants to review the details of such financing.  Upon the request of an Eligible  Purchaser, and only upon a request by such Eligible Purchaser within three (3) Business Days of receipt of a Pre-Notice, the Company shall promptly, but no later than two (2) Business Days after such request, deliver a Rights Notice to such Eligible Purchaser.  The Rights Notice shall describe, in reasonable detail, the proposed Subsequent Financing, the names and investment amounts of all investors participating in the Subsequent Financing (if known), the proposed closing date of the Subsequent Financing, which shall be no earlier than ten (10) Business Days from the date of the Rights Notice, and all of the terms and conditions thereof and proposed definitive documentation to be entered into in connection therewith.  The Rights Notice shall provide each Purchaser an option (the “Rights Option”) during the five (5) Business Days following delivery of the Rights Notice (the “Option Period”) to inform the Company whether such Eligible Purchaser will purchase up to its pro rata portion of all or a portion of the securities being offered in such Subsequent Financing on the same, absolute terms and conditions as contemplated by such Subsequent Financing, provided that, the amount of such purchase shall not exceed such Purchaser’s Purchase Price.  For purposes of this Section, all references to “pro rata” means, for any Purchaser electing to participate in such Subsequent Financing, the percentage obtained by dividing (x) the number of Common Shares purchased by such Purchaser at the Closing by (y) the total number of all of the Common Shares purchased by all of the participating Purchasers at the Closing. Delivery of any Rights Notice constitutes a representation and warranty by the Company that there are no other material terms and conditions, arrangements, agreements or otherwise except for those disclosed in the Rights Notice, to provide additional compensation to any party participating in any proposed Subsequent Financing, including, but not limited to, additional compensation based on changes in the Purchase Price or any type of reset or adjustment of a purchase or conversion price or to issue additional securities at any time after the closing date of a Subsequent Financing.  If the Company does not receive notice of exercise of the Rights Option from any or all of Eligible Purchasers within the Option Period, the Company shall have the right to close the Subsequent Financing on the scheduled closing date set forth in the Rights Notice (or within sixty (60) days thereafter) without the participation of any or all of such Purchasers; provided that, all of the material terms and conditions of the closing are the same as those provided to the Purchasers in the Rights Notice.  If the closing of the proposed Subsequent Financing does not occur on the scheduled closing date set forth in the Rights Notice (or within sixty (60) days thereafter), any closing of the contemplated Subsequent Financing or any other Subsequent Financing shall be subject to all of the provisions of this Section 3.12(a), including, without limitation, the delivery of a new Rights Notice.  The provisions of this Section 3.12(a) shall not apply to issuances of securities in a Permitted Financing.

(c)           For so long as any Notes are outstanding, the Purchasers shall have a right to participate in any new Green Coffee purchase financing in a percentage equal to the ratio of the face value of the then outstanding Notes to the amount raised in such Green Coffee purchase financing; provided however, that the Company shall follow the procedures set forth in Section 3.15(b) above before completing any such Green Coffee purchase financing, with appropriate modifications.

(d)           For purposes of this Agreement, a Permitted Financing (as defined hereinafter) shall not be considered a Subsequent Financing.  A “Permitted Financing” shall mean (i) securities issued pursuant to a bona fide acquisition of another business entity or business segment of any such entity by the Company pursuant to a merger, purchase of substantially all the assets or any type of reorganization (each an “Acquisition”) provided that (A) the Company will own more than fifty percent (50%) of the voting power of such business entity or business segment of such entity and (B) such Acquisition is approved by the Company’s Board of Directors; (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date of this Agreement or issued pursuant to this Agreement (so long as the terms governing the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the Purchasers); (iii) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the primary purpose of raising capital; (iv) Common Stock issued or the issuance or grants of options to purchase Common Stock, in each case, at no less than the then-applicable fair market value, pursuant to equity incentive plans that are adopted by the Company’s Board of Directors; (v) securities issued to any placement agent and its respective designees for the transactions contemplated by this Agreement; (vi) securities issued at no less than the then-applicable fair market value to advisors or consultants (including, without limitation, financial advisors and investor relations firms) in connection with any engagement letter or consulting agreement, provided that any such issuance is approved by the Company’s Board of Directors; (vii) securities issued to financial institutions or lessors in connection with reasonable commercial credit arrangements, equipment financings or similar transactions, provided that any such issue is approved by the Company’s Board of Directors; (viii) securities issued to vendors or customers or to other persons in similar commercial situations as the Company, provided that any such issue is approved by the Company’s Board of Directors; (ix) securities issued in connection with any recapitalization of the Company; or (x) securities issued pursuant to an underwritten public offering of its common stock.  Notwithstanding anything contained herein to the contrary, although the Company shall be entitled to complete a Permitted Financing, all Permitted Financings shall rank junior to the Notes.

Section 3.16                      Intentionally Left Blank.

Section 3.17                      Registration Rights.  The Purchasers are not eligible for any registration rights.

Section 3.18                      No Manipulation of Price.  The Company will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, the stabilization or manipulation of the price of any securities of the Company.

Section 3.19                      Independent Nature of Purchasers' Obligations and Rights.  The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document.  The decision of each Purchaser to purchase Securities pursuant to the Transaction Documents has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser and none of its agents or employees shall have any liability to any other Purchaser (or any other Person) relating to or arising from any such information, materials, statements or opinions.  Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose.   It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

Section 3.20                      Additional Collateral; Further Assurances.  The Company and the Guarantor shall execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code, United States Patent and Trademark Office and other financing statements not later than one (1) business day after the date hereof) that may be required under applicable law, or that the Purchasers may reasonably request, in order to effectuate the transactions contemplated by this Agreement and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Notes.  From time to time, the Company shall, at its cost and expense and subject to the terms of the Notes, promptly secure the Notes by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Purchasers shall designate (it being understood that it is the intent of the parties that, except as set forth in the Notes, the obligations pursuant to the Notes shall be secured by the Collateral, as such term is defined in the Security Agreement ).  Such security interests and Liens will be created under this Agreement, the Security Agreement and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Purchasers, and the Company shall deliver or cause to be delivered to the Purchasers all such instruments and documents as the Purchasers shall reasonably request to evidence compliance with this Section 3.20.  The Company agrees to provide or cause to be provided such evidence as the Purchasers shall reasonably request as to the perfection and priority status of each such security interest and Lien.  In furtherance of the foregoing, the Company will give prompt notice to the Purchasers of the acquisition by it or any of its subsidiaries of any property (or any interest in property) having a value in excess of $100,000

Section 3.21                      Best Efforts.  The Company shall exert its best efforts to satisfy the closing conditions set forth in Section 4.1 hereof or cause such closing conditions to be satisfied at or before the Closing.

ARTICLE 4

CONDITIONS

Section 4.1                      Conditions Precedent to the Obligation of the Company to Sell the Units.  The obligation hereunder of the Company to issue and sell the Units, and the underlying Notes and Common Shares to the Purchasers is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a)           Accuracy of Each Purchaser’s Representations and Warranties. The representations and warranties of each Purchaser in this Agreement and each of the other Transaction Documents to which such Purchaser is a party shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

(b)           Performance by the Purchasers. Each Purchaser shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to the Closing.

(c)           No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d)           Delivery of Items. On or prior to the applicable Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

i.
this Agreement duly executed by such Purchaser, which includes completed Exhibit B-1 and the completed Subscription Agreement, which is attached as Exhibit B-2; by executing this Agreement, such Purchaser will be deemed to have executed each of the Transaction Documents and will be bound by each of their terms even if the Purchaser does not physically sign such other Transaction Documents; and

ii.	such Purchaser’s Purchase Price by wire transfer to the account as specified in writing by the Company or by check as per the payment terms set forth in the Subscription Agreement.

Section 4.2                      Conditions Precedent to the Obligation of the Purchasers to Purchase the Units.  The obligation hereunder of each Purchaser to acquire and pay for the Units is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for each Purchaser’s sole benefit and may be waived by such Purchaser at any time in its sole discretion.

(a)           Accuracy of the Company’s Representations and Warranties. Each of the representations and warranties of the Company in this Agreement and the other Transaction Documents that are qualified by materiality or by reference to any Material Adverse Effect shall be true and correct in all respects, and all other representations and warranties shall be true and correct in all material respects, as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all respects as of such date.

(b)           Performance by the Company. The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

(c)           No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents.

(d)           No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any Subsidiary, or any of the officers, directors or affiliates of the Company or any Subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement and the Transaction Documents, or seeking damages in connection with such transactions.

(e)           Securities. The Company shall have executed and delivered to the Purchasers the Notes and Common Shares underlying the Units being acquired by such Purchaser at the Closing to such address set forth next to each Purchasers name on each Purchaser's Subscription Agreement with respect to the Closing.

(f)           Resolutions. The Board of Directors of the Company shall have adopted resolutions consistent with Section 2.1(b) hereof in a form reasonably acceptable to such Purchaser (the “Resolutions”).

(g)           Intentionally Left Blank.

(h)           Secretary’s Certificate. The Company shall have delivered to such Purchaser a secretary’s certificate, dated as of the Closing Date, certifying attached copies of (A) the Organizational Documents of the Company (B) the resolutions of the Company's Board approving this Agreement and the transactions contemplated hereby; and (D) the incumbency of each authorized officer of the Company signing this Agreement and the Transaction Documents and any other documents required to be executed or delivered in connection herewith and therewith.

(i)           Officer’s Certificate. The Company shall have delivered to the Purchasers a certificate of an executive officer of the Company, dated as of the Closing Date, confirming the accuracy of the Company’s representations, warranties and covenants as of the Closing Date and confirming the compliance by the Company with the conditions precedent set forth in this Section 4.2 as of the Closing Date.

(j)           Transaction Documents. On the Closing Date, the Company shall have executed and delivered the Transaction Documents, including all required exhibits and schedules to each Purchaser.

(k)           Guaranty Agreement.  On the Closing Date, the Purchasers shall have received a fully executed copy of the Guaranty Agreement.

(l)           Material Adverse Effect. No Material Adverse Effect shall have occurred at or before the Closing Date; and,

(m)           Stop Orders.  No stop order or suspension of trading shall have been imposed by the Commission or any other governmental or regulatory body having jurisdiction over the Company or the Trading Market(s) where the Common Stock is listed or quoted, with respect to public trading in the Common Stock.

ARTICLE 5

STOCK CERTIFICATE LEGEND

Section 5.1                      Legend.  Each certificate representing the Common Shares shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

“THESE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

(a)           The restrictions on transfer contained in this Section 5.1 shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement. Whenever a certificate representing the Common Shares is required to be issued to a Purchaser without a legend, in lieu of delivering physical certificates representing the Common Shares (provided that a registration statement under the Securities Act providing for the resale of the Common Shares is then in effect), the Company may cause its transfer agent to electronically transmit the Common Shares to a Purchaser by crediting the account of such Purchaser or such Purchaser’s prime broker with the DTC through its DWAC system (to the extent not inconsistent with any provisions of this Agreement).

(b)           Certificates evidencing the Common Shares shall not contain any legend (including the legend set forth in Section 5.1 hereof): (i) while a registration statement covering the resale of such security is effective under the Securities Act (the date such registration statement is declared effective, being referred to as the "Effective Date"), (ii) following any sale of such Common Shares pursuant to Rule 144, (iii) if such Common Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Common Shares and without volume or manner-of-sale restrictions or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to its transfer agent promptly after the Effective Date if required by the transfer agent to effect the removal of the legend hereunder.  If there is an effective registration statement to cover the resale of the Common Shares, or if such Common Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144, or if such Common Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Common Shares and without volume or manner-of-sale restrictions or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Common Shares shall be issued free of all legends.  The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 5.1, it will, no later than three Trading Days following the delivery by a Purchaser to the Company or the transfer agent of a certificate representing Common Shares issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends.  The Company may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Article 5.  For purposes of this Agreement, "Trading Day" shall mean any day on which the Common Stock is traded on the OTC Market, or, if the Common Stock is not then trading on the OTC Market, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time.

(c)           Each Purchaser, severally and not jointly with the other Purchasers, agrees with the Company that such Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Article 5 is predicated upon the Company’s reliance upon this understanding.

ARTICLE 6

INDEMNIFICATION

Section 6.1                      General Indemnity.  The Company agrees to indemnify and hold harmless the Purchasers (and their respective directors, officers, managers, partners, members, shareholders, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by the Purchasers as a result of any material breach of the material representations, warranties or covenants made by the Company herein. Each Purchaser severally but not jointly agrees to indemnify and hold harmless the Company and its directors, officers, affiliates, agents, successors and assigns from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by the Company as a result of any breach of the representations, warranties or covenants made by such Purchaser herein. The maximum aggregate liability of each Purchaser pursuant to its indemnification obligations under this Article 6 shall not exceed the portion of the Purchase Price paid by such Purchaser hereunder. In no event shall any “Indemnified Party” (as defined below) be entitled to recover consequential or punitive damages resulting from a breach or violation of this Agreement.

Section 6.2                      Indemnification Procedure. Any party entitled to indemnification under this Article 6 (an “Indemnified Party”) will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article 6 except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an Indemnified Party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the Indemnified Party a conflict of interest between it and the indemnifying party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. In the event that the indemnifying party advises an Indemnified Party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnified Party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The Indemnified Party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party which relates to such action or claim. The indemnifying party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall be liable for any settlement if the indemnifying party is advised of the settlement but fails to respond to the settlement within thirty (30) days of receipt of such notification. Notwithstanding anything in this Article 6 to the contrary, the indemnifying party shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the Indemnified Party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

ARTICLE 7

MISCELLANEOUS

Section 7.1                      Fees and Expenses.  The Company has engaged Tripoint Global Equities, LLC, as exclusive placement agent for the Company (the “Placement Agent).  The Company has agreed to pay the Placement Agent, in connection with sales of the Units made to Persons introduced to the Company by either of them, respectively, the fees set forth in Schedule 7.1 hereto and legal fees related hereto up to $10,000. The Company shall deliver to each Purchaser, prior to the Closing, a completed and executed copy of the Closing Statement, attached hereto as Annex A.  Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.

Section 7.2                      Specific Enforcement, Consent to Jurisdiction.

(a)           The Company and the Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b)           Each of the Company and the Purchasers (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchasers consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 7.2 shall affect or limit any right to serve process in any other manner permitted by law.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  The Company hereby appoints Gracin & Marlow, LLP as its agent for service of process in New York.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

Section 7.3                      Entire Agreement; Amendment.  This Agreement and the other Transaction Documents contain the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the Transaction Documents, neither the Company nor any of the Purchasers makes any representations, warranty, covenant or undertaking with respect to such matters and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein. No provision of this Agreement nor any of the Transaction Documents may be waived or amended other than by a written instrument signed by the Company and the holders of at least fifty percent (50%) of the outstanding balance of the Notes then outstanding (the “Majority Holders”), and no provision hereof may be waived other than by a written instrument signed by the party against whom enforcement of any such waiver is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Notes then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents or holders of Notes, as the case may be.

Section 7.4                      Notices.  All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement and the Transaction Documents or in connection with the transactions contemplated hereby and thereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iii) if delivered by facsimile or electronic transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 4), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). Notwithstanding the foregoing, routine communications may be sent by ordinary first-class mail and contemporaneous e-mail. All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to the Company:

Youngevity International, Inc.
2400 Boswell Rd
Chula Vista, CA 91914
Attn: Steven Wallach
Phone: [  ]

with copies (which shall not constitute notice) to:

Leslie Marlow, Esq.
Gracin & Marlow, LLP
200 Broadhollow Road
Suite 207
Melville, New York 11747

If to any Purchaser:  At the address of such Purchaser set forth in such Purchaser's Subscription Agreement, as the case may be, with copies to Purchaser’s counsel as set forth therein or as specified in writing by such Purchaser.

Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

Section 7.5                      Waivers.  No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement and the other Transaction Documents shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof and thereof, nor shall any delay or omission of any party to exercise any right hereunder and thereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 7.6                      Headings.  The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement and the other Transaction Documents. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

Section 7.7                      Successors and Assigns.  This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Purchasers, as applicable, provided, however, that, subject to federal and state securities laws and as otherwise provided in the Transaction Documents, a Purchaser may assign its rights and delegate its duties hereunder in whole or in part (i) to a third party acquiring all or substantially all of its Securities in a private transaction or (ii) to an affiliate, in each case, without the prior written consent of the Company or the other Purchasers, after notice duly given by such Purchaser to the Company provided, that no such assignment or obligation shall affect the obligations of such Purchaser hereunder and that such assignee agrees in writing to be bound, with respect to the transferred securities, by the provisions hereof that apply to the Purchasers.  The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. If any Purchaser transfers the Notes purchased hereunder, any such penalty shares or liquidated damages, as the case may be, pursuant to this Agreement shall similarly transfer to such transferee with no further action required by the purchaser or the Company.

Section 7.8                      Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) this Agreement and the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under this Agreement or a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

Section 7.9                      Replacement of Securities.  If any certificate or instrument evidencing any Unit is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Unit.  If a replacement certificate or instrument evidencing any Unit is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

Section 7.10                      Limitation of Liability. Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that the liability of any Purchaser arising directly or indirectly, under this Agreement and the other Transaction Documents of any and every nature whatsoever shall be satisfied solely out of the assets of such Purchaser, and that no trustee, officer, other investment vehicle or any other Affiliate of such Purchaser or any Purchaser, shareholder or holder of shares of beneficial interest of such a Purchaser shall be personally liable for any liabilities of such Purchaser.

Section 7.11                      No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 7.12                      Governing Law.  This Agreement and the other Transaction Documents shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement and the other Transaction Documents shall not be interpreted or construed with any presumption against the party causing this Agreement and the other Transaction Documents to be drafted.

Section 7.13                      Survival.  The representations and warranties of the Company hereunder and under the other Transaction Documents shall survive the execution and delivery hereof and the Closing hereunder for a period of three (3) years following the Closing Date.

Section 7.14                      Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

Section 7.15                      Severability.  The provisions of this Agreement and the Transaction Documents are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement or the Transaction Documents shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or the Transaction Documents and such provision shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 7.16                      Further Assurances.  From and after the date of this Agreement, upon the request of any Purchaser or the Company, each of the Company and the Purchasers shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the other Transaction Documents.

Section 7.17                      Currency.  Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States Dollars (“US Dollars”).  All amounts owed under this Agreement or any Transaction Document shall be paid in US Dollars.

Section 7.18                      Termination.  This Agreement may be terminated prior to the Closing:

(a)           by mutual written agreement of the Purchasers and the Company, a copy of which shall be provided to the escrow agent appointed under the Escrow Deposit Agreement; and

(b)           by the Company or a Purchaser (as to itself but no other Purchaser) upon written notice to the other, with a copy to the Escrow Agent, if the Closing shall not have taken place by 5:00 p.m. Eastern time on December 31, 2014, unless extended to a later date by the mutual consent of the Company and the Placement Agent; provided, that the right to terminate this Agreement under this Section 7.18(b) shall not be available to any person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time.

(c)           In the event of a termination pursuant to Section 7.18(a) or 7.18(b), each Purchaser shall have the right to a return of up to its entire Purchase Price deposited with the Escrow Agent pursuant to this Agreement and the Escrow Deposit Agreement, without interest or deduction.  The Company covenants and agrees to cooperate with such Purchaser in obtaining the return of its Purchase Price, and shall not communicate any instructions to the contrary to the Escrow Agent.

(d)           In the event of a termination pursuant to this Section 7.18, the Company shall promptly notify all non-terminating Purchasers. Upon a termination in accordance with this Section 7.18, the Company and the terminating Purchaser(s) shall not have any further obligation or liability (including as arising from such termination) to the other and no Purchaser will have any liability to any other Purchaser under the Transaction Documents as a result therefrom.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

Youngevity International, Inc. By: Name: David Briskie Title: Chief Financial Officer

YOUNGEVITY INTERNATIONAL, INC.
PURCHASER SIGNATURE PAGE TO
NOTE PURCHASE AGREEMENT

Purchaser hereby elects to purchase a total of  ____ of Units in an amount of $___________.

Date (NOTE: To be completed by the Purchaser):    , 2015

If the Purchaser is an INDIVIDUAL, and if purchased as JOINT TENANTS, as
TENANTS IN COMMON, or as COMMUNITY PROPERTY:

Print Name(s)                                              Social Security Number(s)

Signature(s) of Purchaser(s)                     Signature

Date                                                                 Address

If the Purchaser is a PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY or TRUST:

Name of Partnership,                                   Federal Taxpayer Corporation, LimitedIdentification Number Liability Company or Trust

By:
Name:                                                             State of Organization
Title:

Date                                                                Address

EXHIBIT A TO THE
NOTE PURCHASE AGREEMENT

Investor	Investment Amount	Secured Note	Common Shares

Total

Purchasers

EXHIBIT B TO THE
NOTE PURCHASE AGREEMENT

DEFINITION OF “ACCREDITED INVESTOR”

The term “accredited investor” means:

1)
A bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”) or a business development company as defined in Section 2(a)(48) of the Investment Company Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of US $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of US $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

2)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

3)
An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of US $5,000,000.

4)	A director or executive officer of the Company.

5)	A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds US $1,000,000.

6)
A natural person who had an individual income in excess of US $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of US $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

7)
A trust, with total assets in excess of US $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) (i.e., a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment).

8)
An entity in which all of the equity owners are accredited investors.  (The Purchaser, as an entity, must identify each equity owner and provide statements signed by each demonstrating how each is qualified as an accredited investor.)

EXHIBIT B-1 TO THE
NOTE PURCHASE AGREEMENT

EXHIBIT B-1

ACCREDITED INVESTOR REPRESENTATIONS AND ACKNOWLEDGEMENT

ACCREDITED INVESTOR CERTIFICATION

For Individual Investors Only

(All individual investors must INITIAL where appropriate. Where there are joint investors both parties must INITIAL):

Initial _________
I certify that I have a “net worth” of at least $1 million either individually or through aggregating my individual holdings and those in which I have a joint, community property or other similar shared ownership interest with my spouse. For purposes hereof, “net worth” shall be deemed to include all of your assets, liquid or illiquid (excluding the value of your principal residence), minus all of your liabilities (excluding the amount of indebtedness secured by your principal residence up to its fair market value).

Initial _________	I certify that I have had an annual gross income for the past two	years of at least $200,000 (or $300,000 jointly with my spouse) and	expect my income (or joint income, as appropriate) to reach the same	level in the current year.

Purchasers claiming to satisfy one of the above categories of Accredited Investor must supply the Company with a balance sheet, prior years’ federal income tax returns or other appropriate documentation to verify and substantiate the Purchaser's status as an  Accredited Investor.

For Non-Individual Investors

(all Non-Individual Investors must INITIAL where appropriate):

Initial _________
The undersigned certifies that it is a partnership, corporation, limited liability company or business trust that is 100% owned by persons who meet either of the criteria for Individual Investors, above.

Initial _________
The undersigned certifies that it is a partnership, corporation, limited liability company or business trust that has total assets of at least $5,000,000 and was not formed for the purpose of investing in Company.

Initial _________
The undersigned certifies that it is an employee benefit plan whose investment decision is made by a plan fiduciary (as defined in ERISA §3(21)) that is a bank, savings  and  loan  association,  insurance  company  or  registered  investment adviser.

Initial _________	The undersigned certifies that it is an employee benefit plan whose total assets exceed $5,000,000 as of the date of the Purchase Agreement.

Initial	The undersigned certifies that it is a self-directed employee benefit plan whose investment decisions are made solely by persons who meet either of the criteria for Individual Investors, above.

Initial _________	The undersigned certifies that it is a U.S. bank, U.S. savings and loan association or other similar U.S. institution acting in its individual or fiduciary capacity.

Initial _________	The undersigned certifies that it is a broker-dealer registered pursuant to §15 of the Securities Exchange Act of 1934.

Initial _________
The undersigned certifies that it is an organization described in §501(c)(3) of the Internal Revenue Code with total assets exceeding $5,000,000 and not formed for the specific purpose of investing in Company.

Initial _________
The undersigned certifies that it is a trust with total assets of at least $5,000,000, not  formed  for  the  specific  purpose  of  investing  in  Company,  and  whose purchase is directed by a person with such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment.

Initial _________
The undersigned certifies that it is a plan established and maintained by a state or its political subdivisions, or any agency or instrumentality thereof, for the benefit of its employees, and which has total assets in excess of $5,000,000.

Initial _________	The undersigned certifies that it is an insurance company as defined in §2(a)(13) of the Securities Act of 1933, as amended, or a registered investment company.